                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Fremont General Corporation:


We consent to the incorporation by reference in the registration statement (No. 33-64771) on Form S-3 of Fremont General Corporation of our report dated March 23, 1995 with respect to the special purpose Statement of Assets to be Acquired and Liabilities to be Assumed of the Specialty Workers' Compensation Business Unit of The Continental Corporation as of December 31, 1993 and the related special purpose Statement of Underwriting Gains and Losses for the year then ended, which report appears in Fremont General Corporation's Current
Report -- Amendment No. 1 and Amendment No. 2 on Form 8-K/A dated April 27, 1995 and February 7, 1996, respectively.


/s/ KPMG Peat Marwick LLP

Chicago, Illinois

February 7, 1996